_________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2019

EDGAR EXPRESS, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	000-55882	26-0510649
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)
333 Avenue of the Americas, Suite 2000 Miami, FL	33131-2185
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 871-3333

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)       As previously disclosed in Edgar Express, Inc.’s (the “Company”) Current Report on Form 8-K filed on October 1, 2018 (the “Original 8-K”), on September 25, 2018, Daniel Schmerin was appointed as the Company’s Chief Executive Officer and Jeffrey Piermont was appointed as the Company’s Chief Operating Offering, President, and Secretary (each individually an “Executive,” and collectively the “Executives”). On January 9, 2019, Andover National Corporation, the Company’s wholly-owned subsidiary (“Andover”), entered into employment agreements (the “Employment Agreements”) effective as of November 1, 2018, with each of the Executives for an initial term expiring on December 31, 2020, and subject to automatic renewal for successive one-year terms thereafter unless previous notice of termination is provided. The Employment Agreements provide for initial base salaries of $300,000 for Messrs. Schmerin and Piermont, as well as annual bonuses in amounts to be determined by the Compensation Committee of the Board of Directors of Andover, based on the achievement of specific objectives. In addition, pursuant to his Employment Agreement, Mr. Schmerin is entitled to receive a monthly stipend of $3,500, which stipend may be terminated by Andover at any time upon written notice, and it is expected that Andover will terminate Mr. Schmerin’s entitlement to the monthly stipend once Andover has made a group health insurance plan available to its employees.

In the event the Employment Agreements are terminated for any reason other than for “Cause,” death or “Disability” or by the Executives for “Good Reason,” (each as defined in their respective Employment Agreement), subject to the execution and effectiveness of a separation agreement and release, the respective Executive shall be entitled to receive as severance a lump sum cash payment in an amount equal to: (i) the greater of (x) the amount which would have been payable to the Executive as base salary through the remainder of the term up to a maximum of eighteen (18) months of base salary; and (y) an amount equal to four (4) months of the Executive’s then effective base salary for each full year of service completed by the Executive, up to a maximum of twelve (12) months of base salary; plus (ii) the amount of any awarded but unpaid annual bonus in respect of the year preceding the year the Executive’s employment terminates; plus (iii) target incentive compensation communicated to the Executive under any management incentive plan then in effect during the year (or fiscal year) in which the termination takes place, pro-rated to account for the percentage of time the Executive was actively employed during the period used to measure performance for the purpose of determining incentive awards under such plan. In addition, the Executive shall be entitled to receive up to twelve (12) months payment of COBRA for continued health care benefits.

The Executives have also entered into an inventions assignment, non-solicitation, and non-competition agreement that applies during the term of the respective Executive’s employment and for twelve (12) months thereafter.

The Executives are members of the Company’s and Andover’s boards of directors and securityholders of the Company.

The Executives’ biographical and other information required to be disclosed hereunder is included in the Original 8-K and is incorporated herein by reference.

The foregoing summary of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1#	Employment Agreement between Andover and Mr. Daniel Schmerin, effective as of November 1, 2018.
10.2#	Employment Agreement between Andover and Mr. Jeffrey Piermont, effective as of November 1, 2018.

# Management contracts or compensatory plans or arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGAR EXPRESS, INC.

Date: January 10, 2019	By: /s/ Daniel E. Schmerin
Name: Daniel E. Schmerin
Title: Chief Executive Officer